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                                        Exhibit (5)-2


                                        November 2, 1995


Consumers Power Company Financing I
c/o Consumers Power Company
212 West Michigan Avenue
Jackson, Michigan 49201

          Re:  Consumers Power Company Financing I
               ___% Trust Originated
               Preferred Securities ("TOPrS")


Ladies and Gentlemen:

         I refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed by Consumers Power Company (the "Company") and Consumers Power Company Financing I (the "Trust") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of (i) not to exceed $100,000,000 of __% Trust Originated Preferred Securities ($25 liquidation amount) (the "Preferred Securities") of the Trust, (ii) the guarantee of the Preferred Securities by the Company (the "Preferred Securities Guarantee") and
(iii) % Subordinated Debt Securities (the "Debt Securities") of the Company. The Preferred Securities Guarantee is to be issued pursuant to the Preferred Securities Guarantee Agreement (the "Preferred Securities Guarantee Agreement") to be entered into among the Company and The Bank of New York, as trustee (the "Agreement Trustee"). The Debt Securities are to be issued under an Indenture to be entered into among the Company and The Bank of New York, as trustee (the "Indenture Trustee"), and a supplemental indenture thereto (collectively, the "Indenture"). I am familiar with the proceedings to date with respect to the proposed execution and delivery of the Preferred Securities Guarantee and the proposed issuance and sale of the Debt Securities and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

         Based on the foregoing, I am of the opinion that:

         1. The Company is duly incorporated and validly existing under the laws of the State of Michigan.

         2. The Company has corporate power and authority to execute and deliver the Preferred Securities Guarantee Agreement and the Indenture and to authorize and sell the Debt Securities.
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         3.      The Preferred Securities Guarantee will be a legally issued and binding obligation of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) the Preferred Securities Guarantee Agreement shall have been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and duly executed and delivered by the Company and the Agreement Trustee; (iii) the Preferred Securities shall have been legally issued, as contemplated by paragraph 4 below; and (iv) the Preferred Securities Guarantees shall have been duly executed and delivered as provided in the Preferred Securities Guarantee Agreement.

         4. The Debt Securities will be legally issued and binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when
(i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) the Indenture shall have been qualified under the Trust Indenture Act and duly executed and delivered by the Company and the Indenture Trustee; (iii) the Company's Board of Directors or duly authorized officers of the Company shall have duly adopted final resolutions authorizing the issuance and sale of the Debt Securities, as contemplated by the Registration Statement and the Indenture; and (iv) the Debt Securities shall have been duly executed and authenticated as provided in the Indenture and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

         I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the execution and delivery of the Preferred Securities Guarantee or the sale of the Debt Securities.

         I am a member of the bar of the State of Michigan and I express no opinion as to the law of any jurisdiction other than the State of Michigan and, to the extent pertinent, the federal law of the United States of America. I note that the rights, duties and obligations of the Indenture Trustee under the Indenture are stated to be governed and construed in accordance with the laws of the State of New York. However, for purposes of paragraph 4 above, I have assumed that the Indenture, as to the rights, duties and obligations of the Indenture Trustee, is stated to be governed by the laws of the State of Michigan.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me included in or made a part of the Registration Statement.

Very truly yours,


/s/ Denise M. Sturdy